Free Writing Prospectus
Dated January 16, 2009
Registration Statement No. 333-156423
Filed Pursuant to Rule 433

MORGAN STANLEY

                  Morgan Stanley Fourth Quarter 2008 Overview

Notice

The information provided herein may include certain non-GAAP financial measures. The reconciliation of such measures to the comparable GAAP figures are included in the Company's Annual Reports on Form 10-K, Quarterly Reports on
Form 10-Q and Current Reports on Form 8-K, including any amendments thereto, all of which are available on www.morganstanley.com.

This presentation may contain forward-looking statements. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made, which reflect management's current estimates, projections, expectations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of risks and uncertainties that may affect the future results of the
Company, please see "Forward-Looking Statements" immediately preceding Part I,
Item I, "Competition" and "Regulation" in Part I, Item 1, "Risk Factors" in
Part 1, Item 1A, "Legal Proceedings" in Part I, Item 3, "Management's
Discussion and Analysis of Financial Condition and Results of Operations" in
Part II, Item 7 and "Quantitative and Qualitative Disclosures About Market
Risk" in Part II, Item 7A of the Company's Annual Report on Form 10-K for the
fiscal year ended November 30, 2007 and other items throughout the Company's
Form 10-K, the Company's Quarterly Reports on Form 10-Q and the Company's
Current Reports on Form 8-K.

The issuer has filed a registration statement (including a prospectus) with the
SEC for any offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and any offering to which this communication relates. You may get these documents for free by visiting EDGAR on the SEC global website at
www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in such an offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally presented.

Index

o    Financial Results

       o   Institutional Securities

       o   Global Wealth Management

       o   Asset Management

o    Risk Management

o    Capital, Liquidity and Funding

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally presented.

Consolidated Financial Highlights

4Q08 Highlights
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Net Revenues ($Bn)                                             1.8
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PBT ($Bn)                                                    (3.4)
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Net Income ($Bn)                                             (2.2)
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Tier 1 Capital estimate (1)                                  18.3%
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Leverage Ratio                                               11.4x
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Adjusted Leverage Ratio                                       8.0x
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Diluted EPS from Continuing Operations ($)                  (2.24)
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Book Value per Share ($)                                     30.24
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Average Total Liquidity ($Bn)                                  121
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Total Assets ($Bn)                                             658
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2008 Full Year Net Revenues of $24.7 Bn

Business Mix 2008(2)

[GRAPHIC OMITTED]

Source: Morgan Stanley Earnings conference Call and SEC Filings

(1) Final Tier 1 Capital will be reported in the upcoming Morgan Stanley Form
10-K

(2) Excludes intersegment eliminations of ($194) million

(3) Represents combined revenues from Fixed Income Sales and Trading and Other
Sales and Trading

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally presented.

Institutional Securities

Net Revenue

[GRAPHIC]

Areas of Strength:

o   Equity sales and trading - record full year results

o   Commodities - record full year results

o   FX - record full year results

o   Investment Banking - solid net revenues

Notable 4Q Revenue Items:

o   Lending Business - ($1.7bn)

o   Principal Investments - ($1.8bn)

o   Bank Investment Portfolio - ($800mm)

o   Equity Proprietary Trading - ($729mm)

o   Gains on MS Credit Spread widening - $2.7bn

o   Gains on MS Debt Buybacks - $2.1bn

o   Gains on de-designation of hedges against certain MS debt - $1.1bn

Notable 4Q Expense Items:

o   Goodwill Impairment - ($694mm)

Source: Morgan Stanley Earnings conference Call and SEC Filings

(1)  Represents combined revenues from Fixed Income Sales and Trading and Other
     Sales and Trading. Other Sales and Trading primarily includes net losses from mark-to- market loans and closed and pipeline commitments, results related to Investment Banking and other activities.

(2)  2Q08 and 3Q08 includes pre-tax gains of $744 million and $745 million, respectively, related to the follow-on offerings of MSCI Inc.

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally presented.

Asset Management

[GRAPHIC]

Areas of Strength:

o    Recent launch of Infrastructure Fund

o    Diversified hedge fund platform

o    Leading global real estate manager

Notable 4Q Revenue Items:

o    Core business (2): (1,124)

     - Alternatives - ($261mm)

     - SIVs - ($187mm)

o    Merchant Banking business:

     - Principal Investments loss in Real Estate - ($532mm)

Notable 4Q Expense Item:

o    Crescent Markdowns & Impairment - ($243mm)

Source: Morgan Stanley Earnings conference Call and SEC Filings

(1) "Other" includes Investment Banking, Net Interest and Dividends,
Commissions and Other revenues.

(2) Core business includes traditional funds, hedge funds and fund-of-funds asset management

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally presented.

Global Wealth Management

Net Revenue

[GRAPHIC]

 Areas of Strength:

o    Stable revenue base

o    Growing deposit program

o    Strong FA recruitment

 Notable 4Q Revenue Item:

o    Auction Rate Securities related to Principal Transactions - ($108mm)

Notable 4Q Expense Item:

o    Auction Rate Securities provision- ($256mm)

Source: Morgan Stanley Earnings conference Call and SEC Filings

(1)  "Other" includes Investment Banking and Other revenues.

(2)  2Q08 includes a pre-tax gain of $748 million on the sale of the Spanish wealth management business, Morgan Stanley Wealth Management S.V., S.A.U.

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally presented.

Risk Management

[GRAPHIC]

Source: Morgan Stanley Earnings conference Call and SEC Filings

(1)  Net Exposure is defined as potential loss to the Firm in an event of 100%
     default, assuming zero recovery, over a period of time. The value of these positions remains subject to mark-to-market volatility. Positive amounts indicate potential loss (long position) in a default scenario. Negative amounts indicate potential gain (short position) in a default scenario.

(2)  4Q 2008 Monoline Composition - ABS: $0.7, Insurance Municipal Bond
     Securities: $3.1, Net Counterparty Exposure: $0.5.

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally presented.

 Substantial Reduction in Leverage - Assets

 Total Assets

 ($Bn)

   1,091            1,031            987         658

    1Q08            2Q08            3Q08        4Q08

Total Capital (1)

198.2        210.1     202.6    192.3

Total Capital as a % Total Assets

18%          20%         21%     29%

Source: Morgan Stanley Earnings conference Call and SEC Filings

(1)  These amounts include the non-current portion of long-term borrowings
     (including Capital Units and junior subordinated debt issued to capital trusts) and shareholders equity.

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally presented.

Active Capital Management

Leverage Ratios(1)

27.4x          25.1x          23.4x          11.4x
1Q08           2Q08           3Q08           4Q08

Tangible Shareholders' Equity ($Bn)

40        41        42        58

Source: Morgan Stanley Earnings conference Call and SEC Filings

(1)Leverage ratio equals total assets divided by tangible shareholders' equity.

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally presented.

Capital Strength - 4Q08

Basel II Regulatory Capital ($Bn)

[GRAPHIC OMITTED]

Source: Morgan Stanley Earnings conference Call and SEC Filings

(1)  Goodwill & Intangibles, Net Deferred Tax Assets & Debt Valuation
     Adjustment. Goodwill & Intangibles excludes mortgage servicing rights

(2)  Final Tier 1 ratio will be reported in the upcoming Morgan Stanley Form
     10-K This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally presented.

Funding Diversification

Composition of Funding Liabilities and Equity

[GRAPHIC OMITTED]

Source: Morgan Stanley SEC Filings

(1)  Includes current portion of Long-term Debt

(2)  Excludes current portion of Long-term Debt

(3)  Does not include the $9 billion MUFG and $10 billion U.S. Treasury capital investments that will be reported on the 4Q08 Balance Sheet as filed in the upcoming Morgan Stanley Form 10-K

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally presented.